Exhibit 99.1

FOR:	MDC Partners Inc.
745 Fifth Avenue, Floor 19
New York, NY 10151

CONTACT:	Alexandra Delanghe Ewing
Chief Communications Officer
646-429-1845
adelanghe@mdc-partners.com

MDC Partners Names Frank Lanuto as Chief Financial Officer and Jonathan Mirsky as
General Counsel and Corporate Secretary

New York, May 7, 2019 (NASDAQ: MDCA) – MDC Partners Inc. today announced two key appointments to the company’s executive team. Frank Lanuto, a financial leader with significant advertising holding company experience, will take on the role of Executive Vice President and Chief Financial Offer, based in New York, and is expected to start during the second quarter. Jonathan Mirsky, an experienced corporate attorney, has been named Executive Vice President and General Counsel and Corporate Secretary, and will be based in Washington, D.C., starting on June 17. Lanuto and Mirsky will both report to Chairman and CEO Mark Penn. In order to ensure an effective and smooth transition, outgoing CFO David Doft and General Counsel Mitch Gendel will remain with the company over the coming months.

“MDC Partners is well positioned for future growth, with incredible agencies, top talent and a promising future,” said Penn. “Our corporate team’s immediate priority will be to operationalize the centralization of resources and services, in order to empower our remarkable talent and fuel our growth ambitions. Frank and Jonathan both come to MDC with the deep and relevant experience necessary to help us build a more successful future for our talent, partners and shareholders.”

Penn added, “We are extremely grateful to David and to Mitch, who have both been integral to the building of MDC Partners into the remarkable network it is today, as well as to ensuring the company’s firm footing, for us to thrive going forward.”

Lanuto will oversee all financial operations of the holding company. He joins MDC Partners with significant public company accounting and financial expertise as well as advertising and marketing agency experience, having worked with Interpublic, Publicis and Omnicom. Most recently, he was Vice President, Corporate Controller at Movado Group, Inc., the $600 million global luxury and fashion consumer goods company, where he successfully acquired and integrated entities in three markets. Prior to joining Movado Group, he served as Chief Financial Officer at Ranstad USA, a $2 billion professional staffing and talent management company. Previously, Lanuto spent over 15 years overseeing global financial functions and operations activities in the advertising, marketing and media services industries, most recently serving as Executive Vice President and Chief Financial Officer at Initiative Media Worldwide, a $400 million division of Interpublic Group. He also led Publicis Healthcare Communications as Chief Financial Officer, after integrating the acquisition of Bcom3 Group, Inc., and he served as the Chief Operating Officer and Chief Financial Officer of Rapp Collins Worldwide in New York, part of Omnicom.

“This is an exciting time for MDC Partners, and I look forward to applying my finance and operating experience with advertising agencies to the company’s next phase of growth,” said Lanuto. “I see tremendous potential to build on the network’s success and I am eager to support MDC’s impressive agencies in taking advantage of the significant opportunities ahead.”

General Counsel Jonathan Mirsky is a seasoned corporate attorney with deep expertise in complex corporate transactions. He frequently serves as lead counsel for structuring private equity and private company strategic mergers and acquisitions, and regularly represents clients in digital media, marketing, public relations, technology, and telecommunications. His experience encompasses commercial agreements, regulatory innovation, regulatory compliance, dispute resolution and intellectual property. Mirsky is a partner at Harris, Wiltshire & Grannis LLP in Washington, D.C., a law firm he co-founded in 1998. Previously, he was an associate in the Washington, D.C. offices of Gibson Dunn & Crutcher and Covington & Burling. Mirsky served as a judicial clerk for the Honorable Ralph K. Winter of the United States Court of Appeals for the Second Circuit in New York. A graduate of Yale Law School, Mirsky is a member of the bars of the District of Columbia, New York, and Maryland.

“MDC Partners is a best-in-class organization, uniquely positioned to grow and thrive now and in the coming years,” added Mirsky. “I am thrilled to have the opportunity to contribute to that success, and to apply my experience to MDC as we lead through a time of industry evolution.”

About MDC Partners Inc.

MDC Partners is one of the most influential marketing and communications networks in the world. As "The Place Where Great Talent Lives," MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world's most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at www.mdc-partners.com and follow us on Twitter at http://www.twitter.com/mdcpartners.

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